[L3 Letterhead]
                             [L3 LOGO]
                            communications
                           ----------------
                        L-3 Communications Corporation
                              600 Third Avenue
                              New York, NY 10016
                        212-697-1111 Fax: 212-949-9879

      Frank C. Lanza
Chairman and Chief Executive Officer


                                   June 25, 2001


George M. Ball
Philpott Ball & Werner
212 South Tryon Street
Suite 1050
Charlotte, North Carolina 28281

Dear Mr. Ball:

     I am writing to express my shock and dismay upon learning this morning that Datron Systems has entered into a definitive agreement to be sold to the Titan Corporation for $51.2 million in Titan common stock. As you know, on May 30 we made an offer to acquire substantially all of Datron's assets at an all-cash price of $52 million, subject to a $3 million break-up fee and a 60-day exclusivity period to perform confirmatory due diligence. In response to Datron's concerns regarding our proposal, we promptly informed you of our revised offer for an all-cash acquisition of Datron's common stock that would not be subject to a break-up fee, based upon your representation that Datron was willing to pursue a sale on this basis and that you would contact us on or about June 15 to discuss arrangements for our exclusive period of confirmatory due diligence. Until this morning's announcement of Datron's agreement with Titan, we heard nothing.

     We are outraged that Datron's board agreed to a sale to Titan in the face of our higher, all-cash offer and without regard to its fiduciary duty to maximize the value to be received by Datron's stockholders. In light of these circumstances, we question whether you shared our revised offer with Datron's board at all. We do not understand how the Datron board could accept a stock-based offer that could result in shareholders receiving as little as $46 million in Titan common stock, based only upon a slightly greater than 10% decline in Titan's common stock price from the current market price, when compared to our fully-funded, firm, all-cash offer. We are currently reviewing this matter and will take any and all legal actions we deem appropriate under the circumstances.

                                            Sincerely,

                                            F C LANZA
                                            Frank C. Lanza

cc:     David A. Derby, Datron Systems, President, CEO and
Chairman
C. Duncan Soukup, Lionheart Group, Principal

L:\Letters-LOI,101,MOU,MOA.Offers\Datron 6.25.01.doc